Exhibit 5.1

[COOLEY GODWARD KRONISH LLP Letterhead]

March 26, 2010

World Heart Corporation

4750 Wiley Post Way, Suite 120

Salt Lake City, Utah  84116

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by World Heart Corporation, a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale of 4,256,178 shares of common stock, $0.001 par value per share, held by certain selling stockholders identified in the Prospectus (the “Shares”), including 2,837,452 shares of common stock (the “Warrant Shares”) issuable upon the exercise of outstanding warrants held by such selling stockholders (the “Warrants”).

In connection with this opinion, we have examined (i) the Registration Statement and the Prospectus, (ii) the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, (iii) the Warrants, and (iv) such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based on the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares have been duly authorized and validly issued and are fully paid and nonassessable, and (ii) the Warrant Shares, when issued and sold against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward Kronish LLP

By:	/s/ Mark Weeks
Marks Weeks